Independent Auditors' Consent



To the Shareholders and Board of Directors of Consulting Group Capital Markets Funds:

We consent to the use of our report dated October 15, 1998, with respect to Portfolios listed below of Consulting Group Capital Markets Funds, incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Counsel and Auditors" in the Statement of Additional Information.

Portfolio
Government Money Investments
High Yield Investments
Intermediate Fixed Income Investments
Long-Term Bond Investments
Municipal Bond Investments
Mortgage Backed Investments
Balanced Investments
Large Capitalization Value Equity Investments
Large Capitalization Growth Investments
Small Capitalization Growth Investments
Small Capitalization Value Equity Investments
International Fixed Income Investments
Emerging Markets Equity Investments
International Equity Investments



	KPMG Peat Marwick LLP


New York, New York
November 24, 1998